MANUFACTURING LICENSE AND DISTRIBUTION AGREEMENT


THIS MANUFACTURING LICENSE AND DISTRIBUTION AGREEMENT ("Agreement") is made as of the latter of the signature dates below (the "Effective Date"), by and between Motorola, Inc., a corporation organized and existing under the laws of the State of Delaware, U.S.A., by and through its Multiservice Networks Division ("MND"), with an office located at 20 Cabot Boulevard, Mansfield, MA 02048, ("Motorola"), and Telenetics Corporation with offices at 25111 Arctic Ocean, Lake Forest, California 92630 ("Licensee").

                                    RECITALS
                                    --------

WHEREAS, Motorola has designed, developed, and manufactured certain legacy and transmission products which are set forth on Appendix A hereto (each a "Product" and together the "Products"), and distributes such Products under a Motorola brand name directly and indirectly for sale to its customers around the world; and

WHEREAS, Licensee currently distributes data communication products and desires to acquire the rights to continue manufacturing and marketing the Products under Licensee's own brand name; and

WHEREAS, Motorola agrees to license to Licensee those rights related to the Licensed Material as are necessary to manufacture, market and sell the Products under the terms and conditions of this Agreement and to provide Licensee with related, materials, parts lists, schematic diagrams, electronics files, test fixtures, case molds, components, spare boards, software, source code, homologation files, published and electronic marketing documents including datasheets, application notes, brochures, product manuals, web pages and other similar materials, test and repair equipment, technical information, data, designs, drawings and technical knowledge with respect to designing, engineering, marketing, constructing, applying and fabricating and shipping said Products, but specifically excluding 6500Plus software and source code ("Licensed Material"); and

WHEREAS, Licensee wishes to manufacture and distribute the Products utilizing the Licensed Material and rights provided by Motorola hereunder; and

WHEREAS, Motorola and Licensee agree that the per-product payments provided in
Section 2 of this Agreement and the other consideration as otherwise stated herein are in exchange for the Licensed Material and rights granted by Motorola and for the referral of customers by Motorola, and that the per-product payment formula is endorsed by both parties for mutual convenience in calculating a fair compensation for these benefits.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and other consideration, the sufficiency of which is hereby mutually acknowledged, the parties hereto agree as follows:

1.0      SCOPE
         -----

         This Agreement establishes the terms and conditions under which Motorola shall license to Licensee the right to manufacture and sell a Licensee-branded version of the Products and transfer to Licensee those inventories and other Licensed Materials such as are required to manufacture the Products. The Products are further described in Appendix A attached hereto. At any time during the term of the Agreement, the parties may identify additional Products to be licensed hereunder and governed by the terns and conditions set forth in this Agreement. In such event, the parties shall mutually agree upon specifications for such additional products, amend the Agreement in writing and add the additional Products to Appendix A.

2.0      PER-PRODUCT PAYMENTS, INVENTORY AND PRODUCTION EQUIPMENT
         --------------------------------------------------------

         Licensee shall pay to Motorola monthly royalty payments on the first
         (1st) day of the second month following the full or partial calendar quarter of product sales, in the amounts set forth on Appendix A hereto (Example: Royalties for January, February, & March would be due on May
         1).

         Upon prior notice to Licensee, Motorola shall have the right to audit or have an independent accounting firm audit such reports and payments. In the event of any underpayment, Licensee shall promptly issue to Motorola payment for the difference owed. In the event of an overpayment due to an accounting error, Motorola shall promptly refund to Licensee any excess royalties received. Motorola and Licensee agree that the per-product payments set forth on Appendix A and the other consideration as otherwise stated herein are in exchange for the Licensed Material and rights granted by Motorola and for the referral of customers by Motorola, and that the per-product payment formula is endorsed by both parties for mutual convenience in calculating a fair compensation for these benefits.

2.1 Inventory. Motorola agrees to sell to Licensee and Licensee agrees to purchase from Motorola certain inventories related to the Products in accordance with the terms set forth below. These inventories include components, and other raw materials, sub-assemblies, and finished goods.

2.1.1 Licensee agrees to issue a purchase order to Motorola for inventories, on-hand either at Motorola or at Motorola's Contract Manufacturer(s), used for the ongoing manufacturing of the Products. Licensee and Motorola will, at an agreed upon date (December), conduct a physical inventory count of the inventories. In addition, Licensee and Motorola will review all open purchase orders that the Contract Manufacturer(s) may have in place. A joint analysis of the physical inventory, open purchase orders and expected material consumption before December 29, 2000, will yield an excess inventory that Licensee agrees to purchase. (The excess inventory is expected to be in the range of $5-$8 million.) Motorola sells such inventories to Licensee FOB Motorola's (or Motorola's Contract Manufacturer's) shipping dock.

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         Licensee agrees on December 29, 2000 to make a down payment to Motorola for 25% of the above excess inventory, and simultaneously to issue a purchase order for the balance of the excess inventory. The balance of the payment for the excess inventory will be divided equally into three
         (3) payments, with the first payment due January 31, 2001, the second due February 28, 2001, and the third due on March 31, 2000. If Licensee makes payment in full for the excess inventory by December 29, 2000, then Motorola will grant a fifteen percent (15%) payment discount. Motorola agrees to transfer the excess inventory to Licensee before January 15, 2001. Motorola agrees that Licensee is not required to purchase excess inventory that would not be consumed in a twenty four
         (24) month period commencing January 1, 2001. Motorola reserves the right and hereby notifies Licensee that it will likely scrap this excess inventory if Licensee does not purchase this inventory before December 29, 2000. Motorola is willing to enter into negotiations for the purchase of excess inventory that would not be consumed in twenty four (24) months.

2.2.1 Motorola has received and disclosed to Licensee end-of-life notices regarding certain components of Motorola's 3460 and 326X modem Product families. Licensee agrees that Licensee shall be responsible for negotiating a last-buy agreement and order with the respective component manufacturers. Motorola as a party to these negotiations shall lend all reasonable assistance to Licensee in obtaining a last-buy agreement with the respective manufacturers. In the event that Licensee is unable to reach satisfactory arrangements with the component manufacturers, Licensee shall have no obligation to manufacture or supply the 3460 and 326X product lines as described in paragraph 4.3.

2.2.2 Production Equipment. Licensee agrees to issue to Motorola a purchase order dated December 29, 2000, for all production equipment, assembly and test equipment which is currently required for manufacturing, applying and fabricating, testing and shipping the Products as listed in Appendix D ("Production Equipment"), at the agreed upon fair market values listed in Appendix D. These items include, but are not limited to, production assembly and test equipment owned by Motorola which is currently located at ACT Manufacturing, all equipment in the 6500 Plus work cell currently located at Solectron Corporation, Case Molds currently located at various suppliers and any other similar production, test and repair equipment, fixtures, tooling, and any other Motorola materials which are currently used by either Motorola or its vendors and contractors to manufacture and supply the Products. Payment for the Production Equipment will be divided equally and made over a subsequent twelve (12) month period finishing no later than December 31, 2001. (Example: Value of Production Equipment = $600,000; payments = $600,000/12 = $50,000 per month). If Licensee makes payment in full for the Production Equipment in less than 30 days from December 29, then Motorola will grant a 25% payment discount. Motorola sells such Production Equipment to Licensee FOB Motorola's (or Motorola's Contract Manufacturer's) shipping dock. All Production Equipment is sold by Motorola to Licensee "AS IS" and with no warranty.

2.2.3 Motorola will provide advice for the dismantling, packaging, shipment, site preparation, and installation of the Production Equipment. Licensee will be responsible for site preparation, unpacking and physical installation of the Production Equipment. Motorola will provide a Process Engineer for one (1) week on-site support to assist in the setup and correct functioning of the Production Equipment.

         Licensee agrees to obtain access to the equipment vendor support/service organizations for the various Production Equipment to assist in the installation. Motorola will provide a Test Engineer for one (1) week on-site support to assist in the setup and correct functioning of the Test portion of Production Equipment. Motorola will provide follow-on telephone support for a three (3) month period for both Production and Test Equipment.

2.3 Licensee may place its purchase orders for inventory and Production Equipment by and through a third party contract manufacturer. Licensee however, shall remain fully liable to Motorola for payments due for such purchases. Motorola may invoice and collect such amounts due and owing to Motorola directly from Licensee in the event contract manufacturer is overdue in its payments to Motorola.

3.0      MANUFACTURING LICENSEE RIGHTS AND MOTOROLA OBLIGATIONS
         ------------------------------------------------------

3.1 For the term of this Agreement only and solely for purposes of performing Licensee's obligations under this Agreement, Motorola authorizes Licensee and grants to Licensee a non-exclusive, non-transferable, non-sublicenseable right to use, reproduce, and create derivative works of the Licensed Material, in the manufacture of the Products. Licensee acknowledges and agrees that the foregoing materials and information are Motorola Confidential Information (as defined in Appendix B) and material to the interests, business and affairs of Motorola. Licensee further acknowledges and agrees that the disclosure or use thereof (other than as permitted under this Agreement) would cause Motorola irreparable harm. No use of such Motorola Confidential Information is permitted except as otherwise provided herein and no grant under any of Motorola's patents, copyrights, trademarks or other intellectual property rights is hereby given or intended, including any license (implied or otherwise).

3.2 Within three (3) months of the Effective Date of the transfer of the relevant Product, Motorola shall provide up to three (3) weeks of training to Licensee employees at a mutually agreed upon location. Such training shall include instructors and all course material and shall cover the design of the Products, technical issues and appropriate application of the Products. Motorola shall provide to Licensee reasonable technical assistance and support requested by Licensee for a period of twelve (12) months following the Effective Date of this Agreement. Motorola agrees to further provide technical support as follows: Motorola shall provide third line software support for the 6500 Plus Product for a period of twenty four (24) months beginning on the date of transfer of such Product. Such support is intended to provide software fixes for the ONS operating system and Applications Ware packages. Licensee shall provide the initial and subsequent point of contact for the customer, as well as problem determination and qualification. The procedure for reporting such problems to Motorola is set forth in Appendix B hereto.

3.3 Upon execution of the Agreement and transfer of the Product, Motorola shall refer inquiries relating to the Products to Licensee and provide, where permitted, relevant data to manufacture, sale and support of the Products. Motorola MND will further refer inquires from other Divisions and Subsidiaries of Motorola which currently purchase the Products from Motorola MND.

3.4 Motorola agrees that it shall not reestablish manufacturing and marketing, directly or indirectly, of the Products, or Licensee's improvements in the Products as specified in Section 4.1, in competition with Licensee for a period of not less than five (5) years from the transfer of the Product, provided that Licensee is not in breach of the terms of this Agreement and Licensee is using its reasonable best efforts to manufacture, market, and sell the Products. Notwithstanding the above, in the event Motorola has an obligation(s) to furnish Motorola branded Products, which are being transferred under this Agreement, to customers for a specific period of time, Motorola may continue to sell such Motorola branded Products. Motorola's right to continue to sell such Motorola branded Products shall expire twelve
         (12) months from the Effective Date of this Agreement.

3.5 Licensee agrees to sell Motorola branded Product back to Motorola for Motorola resale to its customers as cited in 3.4 above. Licensee shall sell such Products at a price equal to Contract Manufacturer's price to Licensee plus a mark-up of twelve and one-half percent (12.5%) and in no event shall Licensee sell such products to Motorola at prices and upon terms and conditions less favorable than those offered by Licensee to any other customer or reseller. In the event such price is not yet available, Licensee and Motorola shall agree upon a reasonable price. Motorola shall assume Product warranty obligations for these Products resold by Motorola to Motorola customers.

4.0      LICENSEE'S GRANTS AND OBLIGATIONS
         ---------------------------------

4.1 Improvements in the Licensed Materials created by or on behalf of Licensee shall be owned by Licensee subject to Motorola's rights in the original Licensed Materials. Licensee hereby grants to Motorola and its subsidiaries a perpetual, worldwide, non-exclusive, royalty-free license, with the right to sublicense, to use, reproduce, have made, modify, compile, sell and distribute any improvements to the Licensed Materials.

4.2 Upon execution of this Agreement, Licensee shall assume, perform and discharge the following Motorola obligations and commitments related directly to the Licensee-branded Products sold by Licensee:

                  (i) Ongoing technical support, in warranty service, out of warranty service, product maintenance and other similar obligations.

                  (ii) Specific obligations under support agreements, service and warranty agreements and other agreements as specifically disclosed and incorporated into the agreement between the parties.

4.3 Licensee will undertake to manufacture, market and sell the Products described. It is understood that Licensee may not be able to ensure constant availability of certain Products based on transition issues, parts availability, parts obsolescence or other unforeseen circumstances. Licensee therefore reserves the right at its sole discretion to discontinue certain Products transferred under the Agreement, but in no event shall Licensee discontinue any of the Products transferred under this Agreement within twelve (12) months of the Effective Date of the Agreement.

4.4 Motorola intends to purchase and resell from Licensee, Licensee-branded Products transferred under this Agreement for specific customer opportunities. Licensee agrees to sell such products to Motorola at prices and upon terms and conditions at least as favorable as those offered by Licensee to any other customer or reseller.

5.0      EXPORT/IMPORT
         -------------

         Licensee agrees to comply with all applicable export and import laws, regulations and orders. Licensee agrees that it will not resell, re-export or ship, directly or indirectly, any Products or technical data in any form without obtaining required export or re-export licenses from the countries involved.

6.0      LABELS & MARKINGS
         -----------------

         Licensee agrees to include on the Products all patent numbers, all registration or identification numbers and country of origin labels and markings as are required by the applicable laws of the country where the Products are intended to be sold to end-users.

7.0      SAFETY & TELECOMM APPROVALS
         ---------------------------

         It shall be the responsibility of Licensee, and at Licensee's sole expense, to obtain UL, CSA and Telecom approvals, as well as any other governmental approvals or licenses, for any products it manufactures using the Licensed Materials provided by Motorola. Motorola agrees to provide license files and to reasonably assist Licensee at Licensee's expense in transferring of approvals.

8.0      RESALE OF PRODUCTS
         ------------------

         Licensee shall have the non-exclusive right to resell the Motorola version of the Licensee-branded Products on a world-wide basis.

9.0      WARRANTY
         --------

9.1 All Licensed Material and other material and information provided to Licensee under this Agreement is licensed to Licensee "AS IS" to the full extent permitted by applicable law. Motorola expressly disclaims all warranties and conditions, express, implied, or statutory, including the implied warranties or conditions of merchantability, fitness for a particular purpose, satisfactory quality, and non-infringement, and their equivalents under the laws of any jurisdiction. LICENSEE FURTHER ACKNOWLEDGES THAT MOTOROLA HAS MADE NO REPRESENTATION WITH RESPECT TO THE LICENSED MATERIAL UPON WHICH IT IS RELYING; RATHER, LICENSEE IS LICENSING ALL SUCH MATERIAL SOLELY BASED ON ITS OWN ASSESSMENTS OF THE LICENSED MATERIAL.

9.2 Licensee shall be responsible for any and all warranty obligations for the Products sold by Licensee. Motorola shall have no liability or other obligation to Licensee's customers for the Products.

9.3 Motorola shall be responsible for any and all warranty obligations for the Products sold by Motorola prior to the execution of this Agreement and transfer of the Product. Licensee shall have no liability or other obligation to Motorola's customers for such Products.

10.0     CONFIDENTIAL INFORMATION
         ------------------------

         Licensee agrees that all Licensed Material and other Motorola Confidential Information shall be treated in accordance with the terms of the Non-Disclosure Agreement included in Appendix C.

11.0     INTELLECTUAL PROPERTY
         ---------------------

11.1 The parties acknowledge and agree that Motorola shall have exclusive ownership of the Licensed Materials. Apart from the limited right granted to Licensee by Motorola under this Agreement to use Licensed Materials, Licensee shall have no other rights in or to any of Motorola's Intellectual Property Rights.

11.2 Licensee agrees to take all necessary precautions to prevent Motorola's intellectual property rights from being disclosed or used for any purpose other than for the design and manufacture of Products by Licensee.

12.0     TRADEMARKS
         ----------

12.1 The Products manufactured under the terms and conditions of this Agreement will carry Licensee's trademark and proprietary marks or such other logo or other proprietary marks.

12.2 Licensee shall not do anything to infringe upon, harm, or contest the validity of trademarks or other proprietary marks of Motorola.

12.3 Licensee agrees that it shall not use the trademark "Motorola" or any other Motorola trademark or trade name as part of the name under which it conducts business. Licensee acknowledges that it will not adopt or use any of Motorola's logos, trademarks or trade names, in whole or in part, or any confusingly similar word or symbol, as part of Licensee's company name. Licensee specifically agrees not to use the product names (per Appendix E) used by Motorola for the Products. However, Licensee shall be permitted to use Motorola model numbers and product codes.

12.4 Permission to display the word "Motorola", or any other proprietary word or symbol owned by Motorola or its affiliates is only upon written consent of Motorola. It is expressly understood and Licensee acknowledges Motorola's exclusive ownership in the Motorola name and logotype as well as certain other trademarks and trade names, which Motorola uses in connection with the Products. Licensee acknowledges that it will not acquire any right, title or interest in the word "Motorola" (either alone or in association with other words, names or symbols) or any other Motorola trademark or trade name by virtue of this Agreement.

12.5 Motorola agrees that Licensee can use external material with Motorola marks, such as silk screened front doors and overlays, for not more than forty five (45) from the date of transfer of the Products. Internal marking, such as on Printed Wiring Boards, must be removed in ninety days (90) from the date of transfer of the products. Without exception all Products manufactured by Licensee must bear a serializing label that clearly shows that the Product is Manufactured by Licensee. In the event Licensee continues to own a supply of Motorola branded Product or parts beyond the timelines outlined above in this Section 12.5, Motorola and Licensee shall negotiate a good-faith extension of such time periods.

13.0     INDEMNIFICATION
         ---------------

13.1 Licensee shall indemnify and hold harmless Motorola from and against all intellectual property infringement claims that are brought against Motorola with regard to Licensee branded Product, and Licensee shall pay all damages that are finally awarded against Motorola based upon such claims.

13.2 Licensee shall indemnify, defend and hold harmless Motorola, its agents, distributors, and/or customers, from and against all loss, claim, damage or liabilities with respect to the Licensee branded Products, including but not limited to losses that may result from any third party claims of bodily injury or property loss or damage caused by a defect in the Licensee branded Product's design, manufacture or handling by Licensee hereunder, or any representations made with respect to the Products' functionality.

13.3 Motorola shall indemnify and hold harmless Licensee from and against all intellectual property infringement claims that are brought against Licensee with regard to Motorola branded Product sold by Motorola prior to the Effective Date of this Agreement and transfer of the Product, and Motorola shall pay all damages that are finally awarded against Licensee based upon such claims.

13.4 Motorola shall indemnify, defend and hold harmless Licensee, its agents, distributors, and/or customers, from and against all loss, claim, damage or liabilities with respect to the Motorola branded Products, sold by Motorola prior to the Effective Date of this Agreement and transfer of the Product, including but not limited to losses that may result from any third party claims of bodily injury or property loss or damage caused by a defect in the Motorola branded Product's design, manufacture or handling by Motorola hereunder, or any representations made with respect to the Products' functionality.

14.0     LIMITATION OF LIABILITY
         -----------------------

         Except as stated in Section 13 of this Agreement, UNDER NO CIRCUMSTANCES AND UNDER NO LEGAL THEORY, TORT, CONTRACT, OR OTHERWISE, SHALL MOTOROLA OR LICENSEE OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AFFILIATES BE LIABLE TO ONE ANOTHER FOR ANY DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFIT OR GOODWILL, WORK STOPPAGE, OR ANY AND ALL OTHER COMMERCIAL DAMAGES OR LOSSES OCCASIONED BY THE USE OF MATERIAL LICENSED

         TO LICENSEE, WHETHER FORESEEABLE, ARISING OUT OF THE USE OR INABILITY TO USE THE LICENSED MATERIAL, REGARDLESS OF THE BASIS OF THE CLAIM AND EVEN IF MOTOROLA OR LICENSEE OR THEIR RESPECTIVE REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THIS LIMITATION OF LIABILITY SHALL NOT APPLY TO LIABILITY FOR DEATH OR PERSONAL INJURY TO THE EXTENT APPLICABLE LAW PROHIBITS SUCH A LIMITATION.

15.0     TERM AND TERMINATION
         --------------------

15.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of ten (10) years unless sooner terminated in accordance with the terms of this Agreement.

15.2     Termination.

15.2.1 Breach. This Agreement may be terminated by either party for failure by the other party to cure a breach in any material term or condition of this Agreement. Such termination shall be effective thirty (30) days following written notice of the breach, unless the breach is cured within such notice period.

15.2.2 Financial Condition. This Agreement may be terminated by either party, effective immediately upon receipt of written notice from the other party, if:

                  (i) dissolution or liquidation proceedings are commenced against the other party;

                  (ii) any filing is made with the court or competent authorities by any person (including the officers, employees or creditors of the other party) for bankruptcy, corporate reorganization, composition or any other similar insolvency proceedings, or for asset preservation order for the other party;

                  (iii) there is a substantial change in ownership of the other party and the new entity is a direct competitor of the other party.

15.2.3 LICENSEE'S FAILURE TO MEET SPECIFIC MILESTONE OBLIGATIONS. Licensee recognizes and agrees that Licensee's failure to achieve the following specific milestone obligations is deemed to be a material breach of the Agreement and notwithstanding Section 15.2.1 Motorola reserves the right to terminate this Agreement effective five business days following such breach, unless the breach is cured within the five business day period.

                  (i) Licensee obtaining, within two weeks of the Effective Date of this Agreement, at least two million dollars ($2 million) of new long term debt or equity financing to satisfy existing obligations and obligations created under this Agreement.

                  (ii) Licensee paying Motorola by wire transfer as of the date Licensee obtains its financing as described in 15.2.3 (i), all amounts due and owing to Motorola for existing obligations beyond this Agreement. The balance of such amount owed to Motorola from Licensee is approximately $323,618.40 as of October 20, 2000 and shall remain due and payable even under the termination of this Agreement.

                  (iii) Licensee obtaining, and providing evidence to Motorola within two weeks of the Effective Date of this Agreement, that it has obtained, a commitment from a recognized and viable financial institution(s) to provide to Licensee sufficient capital to meet its payment obligations to Motorola under this Agreement and to successfully meet its, or its assignee's, performance obligations under this Agreement.

15.2.4   OBLIGATIONS OF THE PARTIES IN THE EVENT OF TERMINATION.
         ------------------------------------------------------

                  (i) Upon expiration of this Agreement, or in the event either party provides notice of termination of this Agreement as provided hereunder, Licensee shall return to Motorola all Licensed Material and other Motorola Confidential Information.

                  (ii) Any obligations and responsibilities, which by their nature extend beyond the expiration or termination of this Agreement, shall survive and remain in effect, including without limitation, outstanding payment obligations, warranties, indemnities, confidentiality, limitation of liability, governing law, jurisdiction and dispute resolution.

16.0     COMPLIANCE WITH LAWS
         --------------------

16.1 Licensee warrants that it will comply with all applicable laws, orders, rules and regulations in performing its obligations hereunder and Licensee shall indemnify Motorola against any liability on account of any non-compliance with the foregoing.

16.2 Licensee warrants that all Products manufactured by Licensee hereunder will have been produced in compliance with all applicable laws, orders, rules and regulations. Licensee shall indemnify Motorola against any liability on account of any non-compliance with the foregoing.

16.3 Licensee shall effect or secure and maintain at its own cost all necessary governmental permits, licenses, approvals and registrations required in connection with Licensee's performance of its obligations hereunder.

17.0     FORCE MAJEURE
         -------------

         Neither party shall be in breach of its obligation hereunder to the extent that its performance is delayed or prevented by causes beyond its control, including, without limitation, acts of God, acts of third parties, civil disorders, acts of any civil or military authority, judicial action, and strikes or other labor disputes.

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18.0     CONTRACTUAL RELATIONSHIP
         ------------------------

         It is understood and agreed that Motorola and Licensee are, and at all times during the term of this Agreement shall remain, independent contractors. At no time shall either party represent to any third party that it is the agent of the other with respect to the subject matter of this Agreement. Motorola and Licensee further covenant that no authorization shall be given to any employee of either party to act on behalf of the other. In no event shall either party at any time have authority to make any contracts, commitments or undertake any obligations on behalf of the other.

19.0     PUBLICITY
         ---------

         Neither party shall disclose, advertise, or publish the existence or the terms or conditions of this Agreement, financial or otherwise, without the prior written consent of the other party.

20.0     NOTICES
         -------

20.1 All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand; (b) when sent by telecopier (with receipt confirmed), provided that a copy is promptly thereafter mailed by first class postage prepaid registered or certified mail, return receipt requested; (c) when received by the addressee, if sent by air courier (receipt requested) or by such other means as the parties may agree from time to time; or (d) twenty (20) business days after being mailed, by first class postage prepaid registered or certified mail, return receipt requested; in each case to the appropriate addressee and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other party):

                If to Motorola:    MOTOROLA, INC.
                                   Multiservice Networking Division
                                   20 Cabot Boulevard
                                   Mansfield, MA, 02048
                                   Attn: CONTRACTS DEPARTMENT, Mail Stop M2-370
                                   Tel number: (508) 261-4000
                                   Fax number: (508) 339-6927

                If to Licensee:    TELENETICS CORPORATION
                                   25111 Arctic Ocean
                                   Lake Forest, CA 92630
                                   Attn: Chief Operating Officer
                                   Tel number: (949) 455-4000
                                   Fax number: (949) 455- 4010

21.0     GOVERNING LAW, JURISDICTION, AND DISPUTE RESOLUTION
         ---------------------------------------------------

21.1 Other than with respect to Motorola's intellectual property rights, Motorola and Licensee will attempt to settle any controversy or claim arising between Motorola and Licensee through good faith negotiation or mediation. Any dispute which cannot be resolved through negotiation or mediation will be submitted to the courts for resolution.

21.2 The laws and the courts of the Commonwealth of Massachusetts U.S.A. are the exclusive laws and forum for resolving disputes under this Agreement. The parties expressly exclude the application of the United Nations Convention on the International Sale of Goods from the terms and conditions of this Agreement.

21.3 Licensee further acknowledges and agrees that any breach by it of the confidentiality and intellectual property clauses in this Agreement or a breach by it of the Non-Disclosure Agreement will cause Motorola irreparable harm. Accordingly, Licensee agrees that Motorola shall be entitled to ex parte injunctive relief to prevent any threatened or continued breach of any such clause and to specifically enforce such clause, in addition to any other remedy which Motorola may be entitled to at law or in equity. Licensee hereby waives the claim or defense in any such action or proceeding against it that Motorola has an adequate remedy at law or that a bond is necessary.

22.0     ASSIGNMENT
         ----------

         Licensee may not assign this Agreement or delegate its performance under it without prior written consent of Motorola, such consent not to be unreasonably withheld. Motorola and Licensee agree that it is not unreasonable for Motorola to withhold consent of Licensee's requested assignment if Licensee is attempting to assign this Agreement or delegate its performance to (i) any direct competitor of Motorola or
         (ii) any entity which is unable to perform Licensee's obligations under this Agreement to Motorola's reasonable satisfaction. Licensee agrees that Motorola may assign this Agreement and any of its rights hereunder to a subsidiary of Motorola, Inc.

23.0     SECTION HEADINGS
         ----------------

         The clause headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

24.0     SEVERABILITY
         ------------

         In case any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby and all provisions herein are declared to be separate and distinct covenants. The parties hereby agree that if any provision is determined by any court to be invalid or unenforceable by reason of such provision extending for too great a period of time or over too broad a scope, then such provision shall be interpreted to extend over the maximum period of time and the maximum scope which such court at that time or which any other court at any subsequent time determines to be valid and enforceable.

25.0     WAIVER AND AMENDMENTS
         ---------------------

         All amendments and other modifications hereof shall be in writing and signed by each of the parties hereto. The parties hereto may by written instrument waive compliance by the other party with, or modify any of, the covenants or agreements made to it by the other party contained in this Agreement. The delay or failure on the part of any party hereto to insist, in any one instance or more, upon strict performance of any of the terms or conditions of this Agreement, or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such terms, conditions, rights or privileges but the same shall continue and remain in full force and effect. All rights and remedies shall be cumulative.

26.0     ENTIRE AGREEMENT
         ----------------

         This Agreement, including all Appendices attached hereto, contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings between the parties relating to the subject matter hereof.

27.0     COUNTERPARTS
         ------------

         This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

28.0     ADDITIONAL UNDERTAKINGS
         -----------------------

         The parties agree to sign all such other documents and do all such other things as the other party may reasonably require to give effect to this Agreement, including but not limited to releasing its contractors and vendors to provide relevant data to the other party.

29.0     LIST OF APPENDICES
         ------------------

         Appendix A: Product Description and Licensed Material

         Appendix B: Problem Reporting Procedures

         Appendix C: Nondisclosure Agreement between Licensee and Motorola

         Appendix D: Manufacturing Equipment

         Appendix E: Motorola Trademarks and Tradenames



                            SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the dates written under their signatures below intending for this Agreement to become effective as of the Effective Date.

MOTOROLA, INC., by and through its          TELENETICS CORPORATION
Multiservice Networks Division

"Motorola"                                  "Licensee"

By:      /S/ RICK LANE                      By:      /S/ JOHN D. MCLEAN
   -----------------------------------         ---------------------------------

Name:    RICK LANE                          Name:    JOHN D. MCLEAN
     ---------------------------------           -------------------------------

Title:   VICE PRESIDENT AND G.M., MND       Title:   CHIEF OPERATING OFFICER
      --------------------------------            ------------------------------

Date:    10/15/2000                         Date:    10/24/2000
     ---------------------------------           -------------------------------